EXHIBIT 99.1

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Corixa Investor Relations	Corixa Media Relations
Jim DeNike	Colleen Beauregard
Corixa Corp.	Waggener Edstrom Bioscience
206.754.5716	503.443.7000
denike@corixa.com	colleenb@wagged.com

FOR IMMEDIATE RELEASE

CORIXA ANNOUNCES APPOINTMENT OF GREGORY SESSLER TO ITS BOARD OF DIRECTORS AND
DEPARTURES OF JOSEPH LACOB AND MICHAEL BIGHAM

SEATTLE, March 31, 2004 — Corixa Corp. (Nasdaq: CRXA), a developer of immunotherapeutics, today announced that it has appointed Gregory Sessler to its board of directors. Mr. Sessler is chief financial officer of Spiration Inc., a medical device company based in Redmond, Wash. He brings to Corixa more than 20 years of experience in finance, business development and partnering strategies for life science companies.

“We welcome Greg Sessler, a seasoned biotechnology executive, to Corixa’s board,” said Steven Gillis, Ph.D., chairman and chief executive officer of Corixa. “Greg brings a unique combination of entrepreneurial and executive experience that is relevant to Corixa as we continue to grow. We look forward to his contributions.”

Gregory Sessler is chief financial officer of Spiration, a developer of medical devices for the treatment of lung disease. Before joining Spiration, Sessler served as CFO for Rosetta Inpharmatics Inc., an informational genomics company. He led the company through the IPO process and was instrumental in its acquisition by Merck & Co. Inc. in July 2001. Previously, from 1995 to 2000, Mr. Sessler was CFO and senior vice president of strategic market development at Sonus Pharmaceuticals Inc., a developer of ultrasound contrast imaging agents and drug delivery systems, and from 1990 to 1995, he was senior vice president and CFO, secretary and member of the board of directors at Microprobe Corp. (now Epoch Biosciences).

Mr. Sessler is a member of the American Institute of Certified Public Accountants (AICPA) and Financial Executives International, and is chairman of the board of the Washington Biotechnology and Biomedical Association. He holds a bachelor’s degree in accounting from Syracuse University, where he graduated magna cum laude, and an MBA from the Stanford Graduate School of Business.

In addition to the appointment of Mr. Sessler, Corixa also announced that board member Michael Bigham (former chief executive officer of Coulter Pharmaceuticals) and founding board member Joseph Lacob have resigned from the Board and will not stand for re-election at the 2004 Annual Meeting of Stockholders.

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Commenting on the departures, Dr. Gillis said, “Joe Lacob served on Corixa’s board of directors since the company’s founding in 1994. We appreciate the role that he and his colleagues at Kleiner Perkins played in the birth of the company. We’ve benefited enormously from their steadfast support of Corixa for nearly a decade. We also thank Michael for his work on the board and wish him the best of luck at Abingworth Management. It is our intent to add an additional director in the future. We will look to add an individual who has a demonstrated record of achievement in the marketing or sales of pharmaceutical products.”

About Corixa
Corixa is a developer of immunotherapeutics with a commitment to treating and preventing cancer and infectious diseases by understanding and directing the immune system. On June 30, 2003, Corixa announced that the FDA approved BEXXAR for the treatment of patients with CD20-positive, follicular, non-Hodgkin’s lymphoma (NHL), with and without transformation, whose disease is refractory to Rituximab and has relapsed following chemotherapy.

Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. In addition to BEXXAR, Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late-stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa’s Web site at http://www.corixa.com.

Corixa Forward-Looking Statements
This press release contains forward-looking statements, including statements about the expected addition of a future board member, and other statements about our future plans or performance. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from any future plans, results, performance or achievements expressed or implied by such statements. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the risk that we are not able to recruit an additional board member with the desired sales and marketing background and the “Important Factors That May Affect Our Business, Our Results of Operations, and Our Stock Price,” described in our Annual Report on Form 10-K for the year ended December 31, 2003, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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